Exhibit 10.7

THIRD AMENDMENT TO OFFICE LEASE

This THIRD AMENDMENT TO OFFICE LEASE (“Third Amendment”) is made as of July 7, 2003, by and between CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut corporation, on behalf of its Separate Account R (“Landlord”), and CORUS PHARMA, INC., a Delaware corporation (“Tenant”). Landlord and Tenant hereinafter may be referred to each as a “Party” and collectively as the “Parties.”

RECITALS

A. Landlord is the landlord and Tenant is the tenant under that certain Office Lease dated April 6, 2001 (“Initial Lease”), as modified by the First Amendment to Office Lease dated February 6, 2002 (“First Amendment”) and by the Second Amendment to Office Lease dated September 23, 2002 (“Second Amendment”). The Initial Lease, First Amendment and Second Amendment are referred to collectively herein as the “Amended Lease.” Pursuant to the Amended Lease, Tenant leases Suites 800, 835, 890 and 1150 (collectively, the “Premises”) in Market Place Tower, 2025 First Avenue, Seattle, Washington 98121 (“Project”). The legal description of the Project is attached hereto as Exhibit A. As used herein, the “Lease” means the Amended Lease as amended by this Third Amendment.

B. The Parties desire to add to the Premises under the Amended Lease 16,835 rentable square feet consisting of all of Floor Three except Storage Unit 302 (“Suite 300”), and to provide for the early expiration of the Lease with respect to Suite 1150, all as more fully set forth herein.

C. Except as otherwise specifically defined herein, all capitalized terms shall have the meanings assigned in the Amended Lease.

AGREEMENT

In furtherance of the Recitals set forth above, which are incorporated herein by reference, and in consideration of the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties acknowledge and agree to the following:

1. ADDITION OF SUITE 300: Suite 300 shall be added to the Premises, and the Amended Lease shall be deemed amended to accomplish such addition, on the “Suite 300 Addition Date”, which shall be the second monthly anniversary date of the day Landlord makes Suite 300 available to Tenant for the purposes of Tenant’s Work pursuant to Section 8 below and Tenant’s installation of furniture, fixtures and equipment. Landlord shall make Suite 300 available to Tenant as provided above not earlier than August 1, 2003, nor later than October 1, 2003. All terms and conditions of the Amended Lease except for the payment of Base Rent and Additional Rent applicable to Suite 300 shall be applicable to Suite 300 from and after Tenant’s first entry for construction or move-in purposes, provided that Tenant may not use Suite 300 prior to the Suite 300 Addition Date for the conduct of business. During any occupancy of Suite 300 prior to the Suite 300 Addition Date, Tenant shall coordinate its work with Landlord so as not to interfere with Landlord’s Work pursuant to Section 7 of this Third Amendment.

2. ACCELERATED EXPIRATION OF SUITE 1150. On the Suite 300 Addition Date, the Amended Lease shall expire as to Suite 1150 as by expiration of the Initial Term, and Tenant shall surrender Suite 1150 in the condition required under the Amended Lease. Tenant shall not be obligated to pay to Landlord any early termination fee, including, without limitation, the Unamortized Amount as defined in the First Amendment, in connection with such surrender and partial termination of the Amended Lease.

3. LEASE EXTENSION. Notwithstanding anything to the contrary contained in Section 1(g) of the Amended Lease, except as provided with respect to Suite 1150 in Section 2 above, the expiration date of the Amended Lease is hereby amended to be the day before the twenty-second (22nd) monthly anniversary of the Suite 300 Addition Date (the “Extended Expiration Date”).

4. CALCULATION OF TENANT’S PERCENTAGE OF OPERATING EXPENSES AFTER THE SUITE 300 ADDITION DATE.

Notwithstanding anything to the contrary contained in Sections 1(f) and 1(j) of the Amended Lease, from and after the Suite 300 Addition Date, the following shall apply:

A. The Base Year for Suite 300 shall be calendar year 2004.

B. During 2003, Tenant will pay Tenant’s Percentage of Operating Expenses only with respect to Suite 800, such payment will be calculated with reference to a Base Year of 2001, and Tenant’s Percentage of Operating Expenses will be 2.240%.

C. From January 1, 2004 through April 30, 2004, Tenant will continue to pay Tenant’s Percentage of Operating Expenses with respect to Suite 800, calculated using a Base Year of 2001 and a Tenant’s Percentage of 2.240%. In addition, from January 1, 2004 through April 30, 2004, Tenant will pay the applicable Tenant’s Percentage of Operating Expenses with respect to Suites 835 and 890, but in each case based on a Base Year of 2003. Tenant’s Percentage for Suite 835 is 1.375% and Tenant’s Percentage for Suite 890 is 2.813%.

D. From and after May 1, 2004, Operating Expenses with respect to the entire Premises will be calculated using a Base Year of 2004 and Tenant’s Percentage will be 15.06%.

5. BASE MONTHLY RENT. Notwithstanding anything to the contrary contained in Section 1(i) of the Amended Lease, commencing on the Suite 300 Addition Date, Base Monthly Rent for the Premises shall be as follows:

		Base Monthly Rent
SUITE	RSF	Suite 300 Addition Date - 4/30/04	4/30/04-Extended Expiration Date
800	4,341	$13,384.75	$9,767.25
835	2,677	$6,023.25	$6,023.25
890	5,477	$12,323.35	$12,323.25
300	16,835	$30,864.17	$30,864.17
TOTAL	29,330	$62,595.48	$58,977.92

6. PARKING. Notwithstanding anything to the contrary contained in Section 1(o) of the Amended Lease, effective on the Suite 300 Addition Date, Tenant shall have the right to purchase a total of thirty (30) unreserved parking passes in the building garage at the designated parking rate, which is currently $200 per month, including Washington State sales tax. This rate is subject to change over the Term of the Lease.

7. LANDLORD’S WORK. Tenant agrees that it has inspected Suite 300, and accepts it “as-is, where is” as of the effective date of this Third Amendment, subject only to Landlord’s removal of the back up power room shown on Exhibit B hereto and Landlord’s stubbing electrical conduits consistent with the electrical distribution in the remainder of the Premises, patching carpet and installing ceiling tiles so as to reasonably match or blend into the surrounding carpet and tiles.

8. TENANT IMPROVEMENT WORK. Tenant may construct improvements to Suite 300 pursuant to the Work Letter Agreement attached hereto as Exhibit C. The Tenant Allowance applicable to Suite 300 shall be Eighty Four Thousand One Hundred Seventy Five Dollars ($84,175).

9. BROKERS: In this transaction, Insignia Kidder Mathews represented Tenant and Trammell Crow represented Landlord. Landlord will pay a commission to each Broker pursuant to separate agreement. Each party shall indemnify, defend and hold the other harmless from any claim by any other broker claiming through such party.

10. ENTIRE AGREEMENT: This Third Amendment and the Amended Lease constitute the entire agreement between Landlord and Tenant with respect to the subject matter of this Third Amendment.

11. FULL FORCE AND EFFECT. Except as specifically set forth herein, the Amended Lease is and remains in full force and effect and binding on the Parties.

Exhibits

Exhibit A - Legal Description

Exhibit B - Diagram Showing Location of Computer Room

Exhibit C - Work Letter Agreement

IN WITNESS WHEREOF, this Third Amendment is executed as of the date first above written.

LANDLORD:		TENANT:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut corporation, on behalf of its Separate Account R		CORUS PHARMA, INC., a Delaware corporation

By:	CIGNA INVESTMENTS, INC. A Delaware corporation, its agent

By:	Jean M. Anderson	By:	Alan Bruce Montgomery
JEAN M. ANDERSON
Title:	VICE PRESIDENT	Title:	CEO
Date:	7/17/03	Date:	July 14, 2003

STATE OF CONNECTICUT	)
) ss.
County of Hartford	)

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

On this 17th day of July, 2003, before me, personally appeared Jean M. Anderson , to me known to be the Vice President of CIGNA INVESTMENTS, INC., as agent for CONNECTICUT GENERAL LIFE INSURANCE COMPANY, on behalf of its Separate Account R, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that said individual was authorized to execute said instrument and that the seal affixed, if any, is the corporate seal of said corporation.

WITNESS my hand and official seal hereto affixed the day and year first above written.

/s/ Kathleen J. Lawlor
Notary Public in and for the State of
Connecticut, residing at So. Windsor
My commission expires: KATHLEEN J. LAWLOR
NOTARY PUBLIC
[Type or Print Notary Name] MY COMMISSION EXPIRES APR. 30, 2006

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that Alan B. Montgomery signed this instrument, on oath stated that (he) was authorized to execute the instrument and acknowledged it in (his) capacity as CEO of Corus Pharma, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

GIVEN under my hand and official seal this 14th day of July, 2003.

/s/ Barbara J. Dalton
NOTARY PUBLIC in and for the State of Washington, residing at 15730 State St, Snohomish;
My commission expires: 9/26/2006
Barbara J. Dalton
[Type or Print Notary Name]

EXHIBIT A

Legal Description

Parcel A of City of Seattle Lot Line Adjustment No. 8604762 as recorded under King County Record No. 8612240354, being a portion of Lots 2, 3, 6 and 7 in Block 38 and vacated alley adjoining, in addition to the Town of Seattle, as laid out by A. A. Denny (COMMONLY KNOWN AS A. A. Denny’s 6th Addition to the City of Seattle), as per plat recorded in Volume 1 of Plats, Page 99, records of King County, Washington.

TOGETHER WITH those rights and easements granted by easement agreement dated February 6, 1987, recorded under Recording No. 8703131011;

EXCEPTING THEREFROM Market Place Tower a Condominium intended for residential use according to the Condominium Plan and Survey Map delineating said condominium recorded in Volume 84 of condominiums, pages 72-90, under King County, Washington.

Situated in the City of Seattle, County of King, State of Washington

EXHIBIT B

DIAGRAM

[Graphic of Floor Plan]

EXHIBIT C

WORK LETTER AGREEMENT

[Tenant Constructed Improvements]

Tenant’s improvements for Suite 300 (the “Tenant’s Work”) shall be constructed in accordance with the terms set forth below:

1.	Tenant’s Work shall be constructed in accordance with Section 14 of the Lease, provided that Landlord’s consent to Tenant’s plans shall not be unreasonably withheld. Landlord shall coordinate permits, use of hoists, utilities, etc., and Tenant shall pay Landlord a construction management fee of five percent (5%) of the cost of construction. Tenant shall instruct Tenant’s contractor to comply with Landlord’s rules and regulations for performing construction work in the Building. Landlord shall be entitled to post notices of non-responsibility prior to the commencement of the Tenant’s Work, and Tenant shall notify its contractor that the work is being performed on behalf of Tenant and not on behalf of Landlord.

2.	Landlord shall provide Tenant with a tenant improvement allowance of up to Eighty Four Thousand One Hundred Seventy Five Dollars ($84,175) (the “T.I. Allowance”) for Tenant’s actual out-of-pocket expenses paid to unaffiliated third parties for design and construction of permanent tenant improvements to the Premises. The T.I. Allowance shall not be applicable to the cost of design, construction or purchase of furniture, supplies, artwork, trade fixtures or other equipment. Any portion of the T.I. Allowance not used in the construction of Tenant’s initial improvements shall be retained by Landlord. [Are these exclusions to the use of the T.I. Allowance acceptable to Corus Pharma?]

3.	The T.I. Allowance shall be payable within thirty (30) days after completion of all work (excepting only punch list work) and invoice by Tenant, which invoice shall contain back up reasonably satisfactory to Landlord and lien releases or conditional lien releases from Tenant’s contractor(s) and their subcontractors and suppliers. Tenant acknowledges and agrees that Landlord has no obligation to inspect or approve the work, and that Landlord’s approval of draw requests does not constitute any representation by Landlord that the work has been performed or is in accordance with the contract documents.

4.	Any costs incurred by Tenant that do not qualify for or are in excess of the T.I. Allowance shall be paid by Tenant as and when due. Before commencing any improvements to the Premises that are to be funded in whole or in part with the T.I. Allowance, Tenant shall obtain a bid or estimate of the cost of such work and shall provide a copy of such bid or estimate to Landlord. If the bid or estimate is in excess of the available T.I. Allowance, then each draw request shall be prorated in the ratio that the T.I. Allowance bears to the total bid or estimate, and Tenant shall be responsible for paying (at each draw) the difference between the T.I. Allowance as so funded and the contractor’s invoice.